EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
FIRST QUARTER ENDED MARCH 31, 2021

•Record first quarter net income of $34.1 million, an increase of 762.4%, compared to the same period in 2020;
•Annualized return on first quarter average assets of 1.99%;
•Annualized return on first quarter average tangible common equity of 21.22%(1); and
•Nonperforming assets decreased to 0.22% of total assets.

Tyler, Texas (April 23, 2021) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ: SBSI) today reported its financial results for the quarter ended March 31, 2021. Southside reported net income of $34.1 million for the three months ended March 31, 2021, an increase of $30.1 million, or 762.4%, compared to $4.0 million for the same period in 2020. Earnings per diluted common share increased $0.92, or 766.7%, to $1.04 for the three months ended March 31, 2021, from $0.12 for the same period in 2020. The annualized return on average shareholders’ equity for the three months ended March 31, 2021 was 15.82%, compared to 1.93% for the same period in 2020.  The annualized return on average assets was 1.99% for the three months ended March 31, 2021, compared to 0.23% for the same period in 2020.

“We reported outstanding results for the first quarter, highlighted by record net income, annualized linked quarter loan growth of 6.2%, net of Paycheck Protection Program (“PPP”) loans, continued strong asset quality metrics and annualized linked quarter deposit growth of 13.2%,” stated Lee R. Gibson, President and Chief Executive Officer of Southside.

“Our record net income and earnings per diluted common share were primarily due to the $35.4 million decrease in provision for credit losses, from $25.2 million for the first quarter ended March 31, 2020, compared to a $10.1 million reversal of provision for the same period in 2021. This was largely due to our continued strong asset quality ratios, overall improvement in economic conditions, including lower unemployment levels, and a significant improvement in the economic forecast for March 2021 when compared to March 2020.”

“We entered 2021 with an active loan pipeline, several of which closed and were funded during March, contributing to the 6.2% first quarter annualized loan growth. We are encouraged about potential future loan growth as our pipeline continues to remain healthy. We have been actively participating in the second round of the PPP during 2021, and as of April 21, we have originated approximately 1,000 new loans totaling $105 million for small businesses in the market areas we serve.”

“During February, Texas suffered a major power crisis due to the historic Winter Storm Uri, causing a massive electricity generation failure. This power crisis caused shortages of water, food and heat impacting large portions of the state. In addition, large accumulations of snow and ice created extremely hazardous driving conditions. Our technology facilities continued to operate uninterrupted with the use of backup power systems, allowing those team members with power, to work from home and handle virtually all customer transactions with the assistance of our ATM network for cash needs. Utilizing proven methods and technology, we were able to open the bank virtually until conditions improved with very few team members present and minimal customer inconvenience.”

“Economic conditions in our market areas continue to improve, bolstered by company relocations and population growth due to individuals moving to Texas from other states. During the first quarter we hired additional revenue producers, one in Austin and two in the DFW area to generate additional loan growth.”

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Operating Results for the Three Months Ended March 31, 2021
Net income was $34.1 million for the three months ended March 31, 2021, compared to $4.0 million for the same period in 2020, an increase of $30.1 million, or 762.4%. Earnings per diluted common share were $1.04 for the three months ended March 31, 2021, compared to $0.12 for the same period in 2020, an increase of 766.7%. The increase in net income was a direct result of a reversal of the provision for credit losses compared to a large build-up in the allowance for credit losses in the same period in 2020. Annualized returns on average assets and average shareholders’ equity for the three months ended March 31, 2021 were 1.99% and 15.82%, respectively.  Our efficiency ratio and tax equivalent efficiency ratio(1) was 53.01% and 50.44%, respectively, for the three months ended March 31, 2021, compared to 49.86% and 47.36%, respectively, for the three months ended December 31, 2020.
Net interest income for the three months ended March 31, 2021 was $46.3 million, compared to $44.7 million for the same period in 2020, an increase of 3.6%. The increase in net interest income compared to the same period in 2020 was due to the decrease in interest expense on our interest bearing liabilities, a result of an overall decline in interest rates, partially offset by a decrease in interest income due to a decrease in the average yield on our interest earning assets during the three months ended March 31, 2021. Linked quarter, net interest income decreased $2.4 million, or 4.9%, compared to $48.7 million during the three months ended December 31, 2020. The decrease in interest income is due to the decrease in the average balance of interest earning assets and the average yield, partially offset by a decline in interest expense driven by the decrease in the average balance of interest bearing liabilities and the average interest rate.
Our net interest margin and tax equivalent net interest margin(1) increased to 3.01% and 3.20%, respectively, for the three months ended March 31, 2021, compared to 2.88% and 3.03%, respectively, for the same period in 2020. Linked quarter net interest margin increased one basis point from 3.00% and tax equivalent net interest margin(1) remained unchanged at 3.20% as compared to the three months ended December 31, 2020.
Noninterest income was $13.6 million for the three months ended March 31, 2021, a decrease of $1.9 million, or 12.1%, compared to $15.5 million for the same period in 2020, due to a $3.5 million decrease in net gain on sale of securities available for sale, partially offset by increases in other noninterest income, gain on sale of loans and brokerage services income. On a linked quarter basis, noninterest income increased $2.7 million, or 25.0%, compared to the three months ended December 31, 2020, due to increases in net gain on sale of securities available for sale, brokerage services income and other noninterest income, partially offset by decreases in deposit services income and gain on sale of loans.
Noninterest expense was $31.2 million for the three months ended March 31, 2021, an increase of $0.7 million, or 2.3%, compared to $30.5 million for the same period in 2020. On a linked quarter basis, noninterest expense decreased $0.1 million, or 0.3%, compared to the three months ended December 31, 2020.
Income tax expense increased $4.3 million for the three months ended March 31, 2021 compared to the same period in 2020. On a linked quarter basis, income tax expense increased $0.5 million, or 11.4%. Our effective tax rate (“ETR”) increased to 12.2% for the three months ended March 31, 2021 compared to 10.8% for the three months ended March 31, 2020 due to a decrease in tax-exempt income as a percentage of pre-tax income. Linked quarter, our ETR decreased compared to 12.6% for the three months ended December 31, 2020, primarily due to $0.1 million of a discrete tax benefit recorded in connection with equity award transactions in the first quarter of 2021.
Balance Sheet Data
At March 31, 2021, we had $7.0 billion in total assets, compared to $7.01 billion at December 31, 2020 and $7.27 billion at March 31, 2020.
Loans at March 31, 2021 were $3.72 billion, an increase of $115.6 million, or 3.2%, compared to $3.60 billion at March 31, 2020. This increase was due to our origination of PPP loans, a component of the commercial loan category, with a balance of $220.9 million at March 31, 2021, offset largely by a decrease in our 1-4 family residential loans. There were no PPP loans outstanding at March 31, 2020. Linked quarter loans increased $58.8 million, or 1.6%, from $3.66 billion at December 31, 2020. The linked quarter net increase in loans consisted primarily of increases of $52.8 million of commercial real estate loans, $23.7 million of construction loans and $7.6 million of commercial loans, partially offset by decreases of $19.5 million of 1-4 family residential loans, $3.2 million of loans to individuals and $2.7 million of municipal loans. On a linked quarter basis, our PPP loans experienced a net increase of $6.0 million, or 2.8%, from $214.8 million at December 31, 2020, due to additional funding under the renewed Economic Aid Act, which was signed into law on December 27, 2020, partially offset by forgiveness payments received from loans funded under the Coronavirus Aid, Relief, and Economic Security Act.
Securities at March 31, 2021 were $2.65 billion, a decrease of $302.4 million, or 10.3%, compared to $2.95 billion at March 31, 2020. The decrease was primarily due to principal pay downs of mortgage-related securities. Linked quarter, securities decreased $51.2 million, or 1.9%, from $2.70 billion at December 31, 2020. The decrease for the linked quarter was primarily a
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result of the decline in the estimated fair value of the securities portfolio at March 31, 2021, when compared to December 31, 2020.
Deposits at March 31, 2021 were $5.09 billion, an increase of $353.5 million, or 7.5%, compared to $4.74 billion at March 31, 2020. Linked quarter, deposits increased $160.3 million, or 3.3%, from $4.93 billion at December 31, 2020. Both of these increases were largely driven by PPP loan disbursements deposited into our commercial accounts and stimulus checks deposited during the second quarter of 2020 and the first quarter of 2021.
Asset Quality
Nonperforming assets at March 31, 2021 were $15.4 million, or 0.22% of total assets, a decrease of $2.0 million, or 11.7%, compared to $17.4 million, or 0.24% of total assets, at March 31, 2020, and a decrease from $17.5 million, or 0.25% of total assets, at December 31, 2020. During the three months ended March 31, 2021, nonaccrual loans decreased $2.4 million, or 31.1%.
The allowance for loan losses decreased to $41.5 million, or 1.12% of total loans, at March 31, 2021, compared to $53.6 million, or 1.49% of total loans, at March 31, 2020. The allowance for loan losses was $49.0 million, or 1.34% of total loans, at December 31, 2020. The decrease is primarily due to improvement in the economic forecast.
For the three months ended March 31, 2021, we recorded a reversal of provision for credit losses for loans of $7.4 million, compared to a provision for credit losses for loans of $24.1 million for the three months ended March 31, 2020 and a reversal of provision for credit losses of $5.9 million for the three months ended December 31, 2020. The reversal was primarily due to improvement in the economic forecast in the first quarter of 2021 and its effect on macroeconomic factors used in the CECL model. The provision in the first quarter of 2020 was due to the estimated economic impact of COVID-19 on the macroeconomic factors, including the potential for credit deterioration. Net charge-offs were $0.2 million for the three months ended March 31, 2021, compared to net charge-offs of $0.5 million for the three months ended March 31, 2020 and $0.2 million of net charge-offs for the three months ended December 31, 2020.
For the three months ended March 31, 2021, we recorded a reversal of provision for credit losses for off-balance-sheet credit exposures of $2.8 million and provisions of $1.2 million and $0.4 million for the three months ended March 31, 2020 and December 31, 2020, respectively. The balance of the allowance for off-balance-sheet credit exposures at March 31, 2021 was $3.6 million and is included in other liabilities.
Dividend
Southside Bancshares, Inc. declared a first quarter cash dividend of $0.32 per share on February 4, 2021, which was paid on March 4, 2021, to all shareholders of record as of February 18, 2021.

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(1) Refer to “Non-GAAP Financial Measures” below and to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for more information and for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

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Conference Call
Southside's management team will host a conference call to discuss its first quarter ended March 31, 2021 financial results on Friday, April 23, 2021 at 11:00 a.m. CDT.  The call can be accessed by dialing 844-775-2540 and by identifying the conference ID number 8276936 or by identifying “Southside Bancshares, Inc., First Quarter 2021 Earnings Call.”  To listen to the call via webcast, register at https://investors.southside.com.
For those unable to listen to the conference call live, a recording will be available from approximately 2:00 p.m. CDT April 23, 2021 through 2:00 p.m. CDT May 5, 2021 by accessing the company website, https://investors.southside.com.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) net interest margin (FTE), (iii) net interest spread (FTE), and (iv) efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), net interest margin (FTE) and net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments and is not permitted under GAAP in the consolidated statements of income. We believe this measure to be the preferred industry measurement of net interest income and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reflected in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

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About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $7.0 billion in assets as of March 31, 2021, that owns 100% of Southside Bank.  Southside Bank currently has 55 branches in Texas and operates a network of 76 ATMs/ITMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at https://investors.southside.com. Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Lindsey Bailes at (903) 630-7965, or lindsey.bailes@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this press release and in other written materials, documents and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “might,” “will,” “would,” “seek,” “intend,” “probability,” “risk,” “goal,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions and estimates about the Company's future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan and revenue growth, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies, earnings, successful integration of completed acquisitions and certain market risk disclosures, including the impact of interest rates, tax reform and other economic factors, including the impact of the COVID-19 pandemic on the economy and our operations, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  The most recent factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the negative impact of the COVID-19 pandemic on our business, financial position, operations and prospects, including our ability to continue our business activities in certain communities we serve, the duration of the pandemic and its continued effects on financial markets, a reduction in financial transactions and business activities resulting in decreased deposits and reduced loan originations, increases in unemployment rates impacting our borrowers' ability to repay their loans, our ability to manage liquidity in a rapidly changing and unpredictable market, additional interest rate changes by the Federal Reserve and other government actions in response to the pandemic, including regulations or laws enacted to counter the effects of the COVID-19 pandemic on the economy.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, under “Part I - Item 1. Forward Looking Information” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
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Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2021	2020
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
ASSETS
Cash and due from banks	$78,304	$87,357	$81,643	$81,271	$71,727
Interest earning deposits	29,319	21,051	14,561	19,535	40,486
Securities available for sale, at estimated fair value	2,546,924	2,587,305	2,633,519	2,679,521	2,813,024
Securities held to maturity, at net carrying value	98,159	108,998	115,089	120,384	134,491
Total securities	2,645,083	2,696,303	2,748,608	2,799,905	2,947,515
Federal Home Loan Bank stock, at cost	18,754	25,259	35,860	55,689	54,696
Loans held for sale	2,615	3,695	8,686	3,392	1,830
Loans	3,716,598	3,657,779	3,789,975	3,852,571	3,601,002
Less: Allowance for loan losses	(41,454)	(49,006)	(55,110)	(59,868)	(53,638)
Net loans	3,675,144	3,608,773	3,734,865	3,792,703	3,547,364
Premises & equipment, net	144,628	144,576	147,169	147,715	146,212
Goodwill	201,116	201,116	201,116	201,116	201,116
Other intangible assets, net	8,978	9,744	10,569	11,450	12,381
Bank owned life insurance	116,209	115,583	114,928	114,248	101,066
Other assets	78,736	94,770	92,955	102,587	149,245
Total assets	$6,998,886	$7,008,227	$7,190,960	$7,329,611	$7,273,638

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,383,371	$1,354,815	$1,363,228	$1,398,179	$1,065,708
Interest bearing deposits	3,709,272	3,577,507	3,739,798	3,672,365	3,673,415
Total deposits	5,092,643	4,932,322	5,103,026	5,070,544	4,739,123
Other borrowings and Federal Home Loan Bank borrowings	687,845	855,699	994,512	1,165,463	1,492,270
Subordinated notes, net of unamortized debt issuance costs	197,268	197,251	98,708	98,663	98,619
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,256	60,255	60,254	60,253	60,251
Other liabilities	102,277	87,403	95,312	117,083	87,575
Total liabilities	6,140,289	6,132,930	6,351,812	6,512,006	6,477,838
Shareholders' equity	858,597	875,297	839,148	817,605	795,800
Total liabilities and shareholders' equity	$6,998,886	$7,008,227	$7,190,960	$7,329,611	$7,273,638

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2021	2020
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement:
Total interest income	$53,565	$56,904	$55,677	$58,495	$60,752
Total interest expense	7,262	8,197	9,091	11,224	16,051
Net interest income	46,303	48,707	46,586	47,271	44,701
Provision for credit losses	(10,149)	(5,545)	(4,746)	5,245	25,247
Net interest income after provision for credit losses	56,452	54,252	51,332	42,026	19,454
Noninterest income
Deposit services	6,125	6,419	6,129	5,532	6,279
Net gain (loss) on sale of securities available for sale	2,003	(24)	78	2,662	5,541
Gain on sale of loans	593	848	1,071	683	170
Trust fees	1,383	1,354	1,253	1,221	1,305
Bank owned life insurance	626	655	680	650	569
Brokerage services	780	628	564	499	580
Other	2,113	1,020	1,366	946	1,054
Total noninterest income	13,623	10,900	11,141	12,193	15,498
Noninterest expense
Salaries and employee benefits	20,044	19,609	19,344	18,629	19,643
Net occupancy	3,560	3,795	3,595	3,668	3,311
Advertising, travel & entertainment	437	504	519	292	832
ATM expense	238	290	271	233	224
Professional fees	991	986	961	1,082	1,195
Software and data processing	1,312	1,220	1,215	1,295	1,227
Communications	525	490	495	506	493
FDIC insurance	454	456	469	174	25
Amortization of intangibles	766	825	881	931	980
Other	2,907	3,140	3,866	3,046	2,590
Total noninterest expense	31,234	31,315	31,616	29,856	30,520
Income before income tax expense	38,841	33,837	30,857	24,363	4,432
Income tax expense	4,750	4,265	3,783	2,809	479
Net income	$34,091	$29,572	$27,074	$21,554	$3,953

Common Share Data:
Weighted-average basic shares outstanding	32,829	33,055	33,047	33,016	33,691
Weighted-average diluted shares outstanding	32,937	33,125	33,098	33,083	33,805
Common shares outstanding end of period	32,659	32,951	33,072	33,032	33,012
Earnings per common share
Basic	$1.04	$0.89	$0.82	$0.65	$0.12
Diluted	1.04	0.89	0.82	0.65	0.12
Book value per common share	26.29	26.56	25.37	24.75	24.11
Tangible book value per common share (1)	19.86	20.16	18.97	18.32	17.64
Cash dividends paid per common share	0.32	0.37	0.31	0.31	0.31

Selected Performance Ratios:
Return on average assets	1.99%	1.64%	1.48%	1.17%	0.23%
Return on average shareholders’ equity	15.82	13.77	12.89	10.82	1.93
Return on average tangible common equity (1)	21.22	18.71	17.73	15.24	3.11
Average yield on earning assets (FTE) (1)	3.67	3.70	3.57	3.69	4.06
Average rate on interest bearing liabilities	0.64	0.68	0.73	0.87	1.30
Net interest margin (FTE) (1)	3.20	3.20	3.02	3.02	3.03
Net interest spread (FTE) (1)	3.03	3.02	2.84	2.82	2.76
Average earning assets to average interest bearing liabilities	135.56	133.56	131.92	129.03	126.22
Noninterest expense to average total assets	1.82	1.74	1.73	1.63	1.78
Efficiency ratio (FTE) (1)	50.44	47.36	50.07	48.29	51.91
(1)Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2021	2020
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Nonperforming Assets:	$15,367	$17,480	$16,822	$17,600	$17,403
Nonaccrual loans	5,314	7,714	5,971	5,639	5,221
Accruing loans past due more than 90 days	—	—	—	—	—
Troubled debt restructured loans	9,641	9,646	10,307	11,367	11,448
Other real estate owned	412	106	536	586	734
Repossessed assets	—	14	8	8	—

Asset Quality Ratios:
Ratio of nonaccruing loans to:
Total loans	0.14%	0.21%	0.16%	0.15%	0.14%
Ratio of nonperforming assets to:
Total assets	0.22	0.25	0.23	0.24	0.24
Total loans	0.41	0.48	0.44	0.46	0.48
Total loans and OREO	0.41	0.48	0.44	0.46	0.48
Total loans, excluding PPP loans, and OREO	0.44	0.51	0.48	0.50	0.48
Ratio of allowance for loan losses to:
Nonaccruing loans	780.09	635.29	922.96	1,061.68	1,027.35
Nonperforming assets	269.76	280.35	327.61	340.16	308.21
Total loans	1.12	1.34	1.45	1.55	1.49
Total loans, excluding PPP loans	1.19	1.42	1.58	1.68	1.49
Net charge-offs (recoveries) to average loans outstanding	0.02	0.02	0.04	0.01	0.06

Capital Ratios:
Shareholders’ equity to total assets	12.27	12.49	11.67	11.15	10.94
Common equity tier 1 capital	14.71	14.68	14.24	13.68	12.81
Tier 1 risk-based capital	16.09	16.08	15.63	15.06	14.13
Total risk-based capital	21.52	21.78	19.03	18.51	17.35
Tier 1 leverage capital	10.29	9.81	9.50	9.05	9.45
Period end tangible equity to period end tangible assets (1)	9.55	9.77	8.99	8.50	8.25
Average shareholders’ equity to average total assets	12.56	11.92	11.49	10.86	11.94

(1)Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2021	2020
Loan Portfolio Composition	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Real Estate Loans:
Construction	$605,677	$581,941	$610,394	$570,801	$603,952
1-4 Family Residential	700,430	719,952	738,343	761,815	787,875
Commercial	1,348,551	1,295,746	1,327,233	1,406,541	1,350,818
Commercial Loans	564,745	557,122	629,170	639,162	383,984
Municipal Loans	406,377	409,028	387,286	377,428	375,934
Loans to Individuals	90,818	93,990	97,549	96,824	98,439
Total Loans	$3,716,598	$3,657,779	$3,789,975	$3,852,571	$3,601,002

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$49,006	$55,110	$59,868	$53,638	$24,797
Impact of CECL adoption (1) - cumulative effect adjustment	—	—	—	—	5,072
Impact of CECL adoption - purchased loans with credit deterioration	—	—	—	—	231
Loans charged-off	(795)	(595)	(718)	(546)	(995)
Recoveries of loans charged-off	622	402	361	436	451
Net loans (charged-off) recovered	(173)	(193)	(357)	(110)	(544)
Provision for (reversal of) loan losses	(7,379)	(5,911)	(4,401)	6,340	24,082
Balance at end of period	$41,454	$49,006	$55,110	$59,868	$53,638

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$6,386	$6,020	$6,365	$7,460	$1,455
Impact of CECL adoption (1)	—	—	—	—	4,840
Provision for (reversal of) off-balance-sheet credit exposures	(2,770)	366	(345)	(1,095)	1,165
Balance at end of period	$3,616	$6,386	$6,020	$6,365	$7,460
Total Allowance for Credit Losses	$45,070	$55,392	$61,130	$66,233	$61,098

(1)We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit losses (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	March 31, 2021			December 31, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,634,053	$36,754	4.10%	$3,772,158	$39,936	4.21%
Loans held for sale	2,803	20	2.89%	5,012	36	2.86%
Securities:
Taxable investment securities (2)	295,968	2,323	3.18%	223,753	1,753	3.12%
Tax-exempt investment securities (2)	1,300,991	11,176	3.48%	1,298,584	11,413	3.50%
Mortgage-backed and related securities (2)	940,815	6,088	2.62%	1,082,302	6,693	2.46%
Total securities	2,537,774	19,587	3.13%	2,604,639	19,859	3.03%
Federal Home Loan Bank stock, at cost, and equity investments	35,635	136	1.55%	46,798	199	1.69%
Interest earning deposits	31,169	15	0.20%	22,938	18	0.31%
Total earning assets	6,241,434	56,512	3.67%	6,451,545	60,048	3.70%
Cash and due from banks	86,634			83,228
Accrued interest and other assets	677,230			687,894
Less: Allowance for loan losses	(49,240)			(55,567)
Total assets	$6,956,058			$7,167,100
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$517,182	209	0.16%	$487,452	201	0.16%
Certificates of deposits	736,099	1,229	0.68%	1,011,482	2,320	0.91%
Interest bearing demand accounts	2,342,299	1,159	0.20%	2,186,406	1,117	0.20%
Total interest bearing deposits	3,595,580	2,597	0.29%	3,685,340	3,638	0.39%
Federal Home Loan Bank borrowings	727,513	1,908	1.06%	896,484	2,125	0.94%
Subordinated notes, net of unamortized debt issuance costs	197,252	2,395	4.92%	158,692	2,051	5.14%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,256	351	2.36%	60,255	360	2.38%
Other borrowings	23,522	11	0.19%	29,661	23	0.31%
Total interest bearing liabilities	4,604,123	7,262	0.64%	4,830,432	8,197	0.68%
Noninterest bearing deposits	1,389,020			1,381,120
Accrued expenses and other liabilities	89,222			101,478
Total liabilities	6,082,365			6,313,030
Shareholders’ equity	873,693			854,070
Total liabilities and shareholders’ equity	$6,956,058			$7,167,100
Net interest income (FTE)		$49,250			$51,851
Net interest margin (FTE)			3.20%			3.20%
Net interest spread (FTE)			3.03%			3.02%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2021 and December 31, 2020, loans totaling $5.3 million and $7.7 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2020			June 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,815,989	$38,842	4.05%	$3,826,383	$39,766	4.18%
Loans held for sale	3,934	31	3.13%	3,213	28	3.50%
Securities:
Taxable investment securities (2)	145,724	1,175	3.21%	94,247	732	3.12%
Tax-exempt investment securities (2)	1,295,179	11,418	3.51%	1,320,772	11,560	3.52%
Mortgage-backed and related securities (2)	1,209,913	7,048	2.32%	1,359,941	9,044	2.67%
Total securities	2,650,816	19,641	2.95%	2,774,960	21,336	3.09%
Federal Home Loan Bank stock, at cost, and equity investments	60,528	249	1.64%	67,582	360	2.14%
Interest earning deposits	17,668	17	0.38%	24,097	23	0.38%
Total earning assets	6,548,935	58,780	3.57%	6,696,235	61,513	3.69%
Cash and due from banks	80,368			78,326
Accrued interest and other assets	699,351			660,411
Less: Allowance for loan losses	(61,212)			(55,908)
Total assets	$7,267,442			$7,379,064
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$461,895	192	0.17%	$426,420	187	0.18%
Certificates of deposit	1,172,179	3,568	1.21%	1,187,665	4,817	1.63%
Interest bearing demand accounts	2,069,751	1,102	0.21%	2,013,770	1,225	0.24%
Total interest bearing deposits	3,703,825	4,862	0.52%	3,627,855	6,229	0.69%
Federal Home Loan Bank borrowings	1,037,855	2,369	0.91%	1,197,097	2,929	0.98%
Subordinated notes, net of unamortized debt issuance costs	98,686	1,427	5.75%	98,641	1,412	5.76%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,253	378	2.50%	60,252	491	3.28%
Other borrowings	63,526	55	0.34%	205,724	163	0.32%
Total interest bearing liabilities	4,964,145	9,091	0.73%	5,189,569	11,224	0.87%
Noninterest bearing deposits	1,371,748			1,310,651
Accrued expenses and other liabilities	96,219			77,431
Total liabilities	6,432,112			6,577,651
Shareholders’ equity	835,330			801,413
Total liabilities and shareholders’ equity	$7,267,442			$7,379,064
Net interest income (FTE)		$49,689			$50,289
Net interest margin (FTE)			3.02%			3.02%
Net interest spread (FTE)			2.84%			2.82%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2020 and June 30, 2020, loans totaling $6.0 million and $5.6 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2020
	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,587,143	$42,554	4.77%
Loans held for sale	831	9	4.36%
Securities:
Taxable investment securities (2)	70,293	512	2.93%
Tax-exempt investment securities (2)	888,906	7,837	3.55%
Mortgage-backed and related securities (2)	1,598,374	11,534	2.90%
Total securities	2,557,573	19,883	3.13%
Federal Home Loan Bank stock, at cost, and equity investments	62,976	425	2.71%
Interest earning deposits	40,236	180	1.80%
Total earning assets	6,248,759	63,051	4.06%
Cash and due from banks	76,739
Accrued interest and other assets	611,017
Less: Allowance for loan losses	(30,373)
Total assets	$6,906,142
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$384,863	237	0.25%
Certificates of deposit	1,362,427	6,346	1.87%
Interest bearing demand accounts	1,975,837	3,336	0.68%
Total interest bearing deposits	3,723,127	9,919	1.07%
Federal Home Loan Bank borrowings	999,070	3,974	1.60%
Subordinated notes, net of unamortized debt issuance costs	98,597	1,411	5.76%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,234	600	4.01%
Other borrowings	69,846	147	0.85%
Total interest bearing liabilities	4,950,874	16,051	1.30%
Noninterest bearing deposits	1,042,341
Accrued expenses and other liabilities	88,168
Total liabilities	6,081,383
Shareholders’ equity	824,759
Total liabilities and shareholders’ equity	$6,906,142
Net interest income (FTE)		$47,000
Net interest margin (FTE)			3.03%
Net interest spread (FTE)			2.76%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2020, loans totaling $5.2 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)
The following tables set forth the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended
	2021	2020
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$34,091	$29,572	$27,074	$21,554	$3,953
After-tax amortization expense	605	652	696	735	774
Adjusted net income available to common shareholders	$34,696	$30,224	$27,770	$22,289	$4,727

Average shareholders' equity	$873,693	$854,070	$835,330	$801,413	$824,759
Less: Average intangibles for the period	(210,563)	(211,354)	(212,221)	(213,135)	(214,104)
Average tangible shareholders' equity	$663,130	$642,716	$623,109	$588,278	$610,655

Return on average tangible common equity	21.22%	18.71%	17.73%	15.24%	3.11%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$858,597	$875,297	$839,148	$817,605	$795,800
Less: Intangible assets at end of period	(210,094)	(210,860)	(211,685)	(212,566)	(213,497)
Tangible common shareholders' equity at end of period	$648,503	$664,437	$627,463	$605,039	$582,303

Total assets at end of period	$6,998,886	$7,008,227	$7,190,960	$7,329,611	$7,273,638
Less: Intangible assets at end of period	(210,094)	(210,860)	(211,685)	(212,566)	(213,497)
Tangible assets at end of period	$6,788,792	$6,797,367	$6,979,275	$7,117,045	$7,060,141

Period end tangible equity to period end tangible assets	9.55%	9.77%	8.99%	8.50%	8.25%

Common shares outstanding end of period	32,659	32,951	33,072	33,032	33,012
Tangible book value per common share	$19.86	$20.16	$18.97	$18.32	$17.64

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$46,303	$48,707	$46,586	$47,271	$44,701
Tax equivalent adjustments:
Loans	736	717	688	679	668
Tax-exempt investment securities	2,211	2,427	2,415	2,339	1,631
Net interest income (FTE) (1)	49,250	51,851	49,689	50,289	47,000
Noninterest income	13,623	10,900	11,141	12,193	15,498
Nonrecurring income (2)	(2,003)	24	(78)	(2,662)	(5,541)
Total revenue	$60,870	$62,775	$60,752	$59,820	$56,957

Noninterest expense	$31,234	$31,315	$31,616	$29,856	$30,520
Pre-tax amortization expense	(766)	(825)	(881)	(931)	(980)
Nonrecurring expense (3)	236	(758)	(315)	(39)	29
Adjusted noninterest expense	$30,704	$29,732	$30,420	$28,886	$29,569

Efficiency ratio	53.01%	49.86%	52.77%	50.85%	54.10%
Efficiency ratio (FTE) (1)	50.44%	47.36%	50.07%	48.29%	51.91%

Average earning assets	$6,241,434	$6,451,545	$6,548,935	$6,696,235	$6,248,759

Net interest margin	3.01%	3.00%	2.83%	2.84%	2.88%
Net interest margin (FTE) (1)	3.20%	3.20%	3.02%	3.02%	3.03%

Net interest spread	2.84%	2.83%	2.65%	2.64%	2.61%
Net interest spread (FTE) (1)	3.03%	3.02%	2.84%	2.82%	2.76%
(1)These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.
(2)These adjustments may include net gain or loss on sale of securities available for sale in the periods where applicable.
(3)These adjustments may include foreclosure expenses and branch closure expenses, in the periods where applicable.
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